NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE Archipelago Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 9, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 28, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to an Agreement and Plan of Reorganization and Termination which became effective on June 28, 2018, shareholders of O’Shares FTSE U.S. Quality Dividend ETF (ARCA: OUSA), O’Shares FTSE Europe Quality Dividend ETF (ARCA: OEUR), and O’Shares FTSE Asia Pacific Quality Dividend ETF (ARCA: OASI) will receive shares of the corresponding New Fund with a value equal to the aggregate net asset value of their shares of the corresponding Existing Fund held immediately prior to the Reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 28, 2018.